Exhibit 10.1

EXECUTION VERSION

VOTING AND CASH ELECTION AGREEMENT

This is an agreement (the “Agreement”) dated October 29, 2017, between MP CA Homes LLC (“MP CA Homes”), a Delaware limited liability company, and Lennar Corporation (“Lennar”), a Delaware corporation. Each term used, but not defined, herein shall take its meaning from the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, CalAtlantic Group, Inc. (“CA”), a Delaware corporation, Lennar and a wholly owned subsidiary of Lennar are entering into an Agreement and Plan of Merger (the “Merger Agreement”), relating to a merger of CA with and into Merger Sub, a wholly owned subsidiary of Lennar (the “Merger”); and

WHEREAS, MP CA Homes is the record and beneficial owner of 28,332,549 shares (the “MP CA Shares”) of common stock, par value $0.01 per share, of CA, constituting approximately 25.4% of the outstanding common stock of CA (“CA Common Stock”); and

WHEREAS, pursuant to the Merger (a) the holders of CA Common Stock (“CA Stockholders”), including MP CA Homes, will receive as merger consideration shares of Class A common stock, par value $0.10 per share, and possibly shares of Class B common stock, par value $0.10 per share, of Lennar as a result of a stock dividend with regard to Lennar’s Class A and Class B common stock (the Lennar Class A common stock and any Lennar Class B common stock that is merger consideration being “Lennar Merger Shares”), and (b) CA Stockholders will be offered the opportunity to elect to receive cash of $48.26 per share of CA Common Stock (the “Purchase Price”) in lieu of some or all of the Lennar Merger Shares they would receive in the Merger (the “Cash Election Option”), up to a maximum total amount of cash of $1,162,250,000 (the “Maximum Cash Amount”) and subject to proration to the extent the cash CA Stockholders elect to receive exceeds the Maximum Cash Amount; and

WHEREAS, Lennar has informed MP CA Homes that (a) whether, and the terms on which, Lennar is willing to enter into an Agreement and Plan of Merger relating to the Merger (the “Merger Agreement”) will be affected by whether MP CA Homes agrees (i) to vote all the MP CA Shares, and any other shares of CA Common Stock that MP CA Homes owns or has the power to vote, in favor of the Merger, (ii) to exercise the Cash Election Option with regard to at least to the number of MP CA Shares that is necessary to cause the total number of shares that are tendered through exercises of the Cash Election Option to be the number of shares that will require payment of the Maximum Cash Amount (the “Maximum Number of Shares”), and (iii) MP CA Homes agrees that, depending on the number of Lennar Merger Shares that MP CA Homes receives as merger consideration, MP CA Homes will limit the number of shares of Lennar Class A Stock that MP CA Homes can sell during a period following the Merger.

NOW, THEREFORE, in order to induce Lennar to enter into the Merger Agreement, MP CA Homes agrees as follows:

Section 1.	Voting Agreement.

1.1	At any meeting of CA stockholders (whether annual or special and whether or not an adjourned, postponed, reconvened or recessed meeting), however called for the purpose of voting on a proposal to approve one or any of the Company Shareholder Approvals, MP CA Homes will cause all the MP CA Shares to be present in person or represented by a duly executed and non-revoked proxy for the purpose of determining whether a quorum is present at such meeting.

1.2	At any meeting of CA stockholders (whether annual or special and whether or not an adjourned, postponed, reconvened or recessed meeting), however called for the purpose of voting on a proposal to adopt the Merger Agreement and any proposal to approve any other the Company Shareholder Approvals, MP CA Homes will vote (whether by ballot at a meeting, by proxy or by executing and returning a stockholder consent) all the MP CA Shares as follows:

(a)	In favor of adopting the Merger Agreement and approving any other Company Stockholder Approval Matters; and

(b)	In favor of the approval of any other matter contemplated by the Merger Agreement that is presented by CA for approval of its stockholders, including any motion by the chairman of the stockholder meeting to adjourn, reconvene, recess or otherwise postpone such meeting.

1.3	MP CA Homes will vote all the MP CA Shares, and any other shares of CA Common Stock that MP CA Homes owns or otherwise has the power to vote, against any transaction, including, but not limited to, any possible alternative to the Merger, that would, or could reasonably be expected to, (i) prevent the Merger from taking place, or materially delay the time when it will take place, (ii) if the Merger takes place, prevent the corporation that survives the Merger from owning and having the right to use all the real and personal property, and possessing all the rights, privileges, powers and franchises, owned by CA immediately before the Merger, or (iii) otherwise deprive Lennar of any material anticipated benefits of the Merger.

Section 2.	Election to Receive Cash.

2.1	MP CA Homes may elect the Cash Election, in accordance with the terms of the Merger Agreement, with regard to any or all the MP CA Shares, as determined in the sole discretion of MP CA Homes; provided that to the extent that the stockholders of CA (taking into account the treatment of any non-electing stockholders of CA in accordance with the terms of the Merger Agreement) do not exercise the Cash Election Option for a number of shares of CA Common Stock equal to or greater than the Maximum Number of Shares, then MP CA Homes will be deemed, without any action on its part, to have exercised the Cash Election Option with respect to such number of MP CA Shares that would cause the number of shares as to which the Cash Election Option is exercised to be the Maximum Number of Shares.

2.2	MP CA Homes acknowledges that the number of MP CA Shares to be purchased by Lennar as a result of MP CA Homes’ exercise of the Cash Election Option is subject to possible proration in accordance with Section 1.15(c) of the Merger Agreement, and MP CA Homes consents to that proration.

Section 3.	Restrictions on Transfer of MP CA Shares and Lennar Merger Shares.

3.1	Until the effective time of the Merger, or until such time as the Merger Agreement is terminated in accordance with its terms without the Merger becoming effective, except as set forth herein, MP CA Homes will not, directly or indirectly: (i) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”) any MP CA Shares; (ii) except as expressly provided herein, give anybody the right to vote any MP CA Shares; or (iii) do anything else that will prevent, condition or delay MP CA Homes from voting all the MP CA Shares.

3.2	Until the Cash Election Option expires, MP CA Homes will not, directly or indirectly, Transfer any MP CA Shares or do anything else that will prevent or delay the exercise by MP CA Homes of the Cash Election Option to the extent required by Section 2.1. This Section 3.2 will not prevent MP CA Homes from transferring MP CA Shares to any of MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners III L.P. or MatlinPatterson Global Opportunities Partners (Cayman) III, L.P. if the transferee agrees in writing to be bound by all the obligations of MP CA Homes under this Agreement.

3.3	If, as a result of the Merger, MP CA Homes receives an aggregate amount of shares of Lennar Class A Stock that is equal to or greater than five (5) percent of the total amount of Lennar Class A Stock issued and outstanding as of immediately after the Effective Time, until 90 days after the Effective Time, MP CA Homes will not Transfer any shares of Lennar Class A Stock. Thereafter, there will be no restriction, other than any restriction imposed by applicable securities laws, on MP CA Homes’ right to sell or otherwise Transfer Lennar Class A Stock. For the purposes of this Agreement, a short sale or a derivative transaction that creates a put equivalent position (as that term is defined in Securities and Exchange Commission Rule 16a-1(h)), will be included in what constitutes a sale.

Section 4.	Representations and Warranties.

4.1	MP CA Homes hereby represents and warrants to Lennar as follows:

(a)	MP CA Homes owns beneficially and of record all the MP CA Shares. MP CA Homes has the sole power and authority to vote all the MP CA Shares. As of the date hereof, other than the MP CA Shares, MP CA Homes does not own beneficially or of record any other shares of capital stock or voting securities of CA. The MP CA Shares are not subject to any voting trust agreement or other contract or arrangement to which MP CA Homes is a party restricting or otherwise relating to the voting or Transfer of the MP CA Shares, other than that certain Amended and Restated Stockholders Agreement, dated as of June 14, 2015, by and between CA and MP CA Homes, which will not be violated by the transactions that are the subject of this Agreement. MP CA Homes has not appointed or granted any proxy or power of attorney that is still in effect with respect to any MP CA Shares, except as contemplated by this Agreement.

(b)

MP CA Homes is a legal entity that is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by MP

CA Homes, the performance by MP CA Homes of its obligations hereunder and the consummation by MP CA Homes of the transactions contemplated hereby have been duly and validly authorized by MP CA Homes and no other actions or proceedings on the part of MP CA Homes are necessary to authorize the execution and delivery by MP CA Homes of this Agreement, the performance by MP CA Homes of its obligations hereunder or the consummation by MP CA Homes of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MP CA Homes and constitutes a valid and binding agreement of MP CA Homes, enforceable against MP CA Homes in accordance with its terms, except to the extent that enforceability may be affected by insolvency laws or other laws affecting the enforceability of contracts generally, or by equitable principles of general application (whether applied in an action at law or a proceeding in equity).

(c)	No filing with, or approval by, any court or other governmental agency is required to enable MP CA Homes to fulfill its obligations under this Agreement, and neither the execution of this Agreement by MP CA Homes, nor the fulfillment by MP CA Homes of its obligations under this Agreement, will violate any agreement to which MP CA Homes is a party or by which it is bound.

(d)	There is no action, suit, investigation, complaint or other proceeding pending against MP CA Homes or, to the knowledge of MP CA Homes, any other person or, to the knowledge of MP CA Homes, threatened against MP CA Homes or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Lennar of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)	MP CA Homes understands and acknowledges that Lennar is entering into the Merger Agreement in reliance upon MP CA Homes’ execution and delivery of this Agreement and the representations and warranties of MP CA Homes contained herein.

4.2	Lennar hereby represents and warrants to MP CA Homes as follows:

(a)	Lennar is a legal entity that is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Lennar, the performance by Lennar of its obligations hereunder and the consummation by Lennar of the transactions contemplated hereby have been duly and validly authorized by Lennar and no other actions or proceedings on the part of Lennar are necessary to authorize the execution and delivery by Lennar of this Agreement, the performance by Lennar of its obligations hereunder or the consummation by Lennar of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lennar and constitutes a valid and binding agreement of Lennar, enforceable against Lennar in accordance with its terms, except to the extent that enforceability may be affected by insolvency laws or other laws affecting the enforceability of contracts generally, or by equitable principles of general application (whether applied in an action at law or a proceeding in equity).

(b)	No filing with, or approval by, any court or other governmental agency is required to enable Lennar to fulfill its obligations under this Agreement, and neither the execution of this Agreement by Lennar, nor the fulfillment by Lennar of its obligations under this Agreement, will violate any agreement to which Lennar is a party or by which he or it is bound.

(c)	There is no action, suit, investigation, complaint or other proceeding pending against Lennar or, to the knowledge of Lennar, any other person or, to the knowledge of Lennar, threatened against Lennar or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by MP CA Homes of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Section 5.	Termination. This Agreement and the obligations of MP CA Homes under it will terminate at the earlier of (i) the Effective Time of the Merger, or (ii) the time when the Merger Agreement is terminated in accordance with its terms prior to the Merger becoming effective; provided, that the provisions set forth in Section 7 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 6.	Miscellaneous.

6.1	The provisions of this Agreement apply only to actions by MP CA Homes in its capacity as a holder of CA Common Stock. Nothing in this Agreement will require MP CA Homes to take or refrain from taking any action in MP CA Homes’ capacity as a director or officer of CA or in any other capacity, other than as a holder of CA Common Stock.

6.2	This Agreement will be for the benefit of Lennar, and will bind MP CA Homes, and their respective successors and permitted assigns, if any. This Agreement will not be for the benefit of, or enforceable by, any other person.

6.3	Neither the rights nor the obligations of a party to this Agreement may be assigned.

6.4	This Agreement contains the entire agreement between Lennar and MP CA Homes regarding the subject matter of this Agreement. All prior negotiations, understandings and agreements between Lennar and MP CA Homes are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the subject matter of this Agreement other than those expressly set forth in this Agreement. Each party hereto hereby acknowledges that it has not relied on any representations, warranties or statements regarding the subject matter of this Agreement, other than those expressly set forth in this Agreement.

6.5	Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective on the day when it is delivered in person or sent by facsimile or electronic mail (provided, however, that no undeliverable message notification is promptly received by the sender of such electronic mail), or on the third business day after the day on which it is mailed by first class mail from within the United States of America, addressed at the address for Lennar or MP CA Homes, as the case may be, shown on the signature page of this Agreement, or to such other address as Lennar or MP CA Homes may subsequently specify to the other of them in the manner provided in this Section 6.5.

6.6	MP CA Homes hereby authorizes Lennar and CA to publish and disclose in any announcement or disclosure regarding the Merger, including any disclosure required by the SEC and in the Joint Proxy Statement and the Registration Statement, MP CA Homes’ identity and ownership of the MP CA Shares and the nature of MP CA Homes’ obligations under this Agreement.

6.7	This Agreement and all disputes or controversies arising out of or relating to this Agreement or the other transactions contemplated by this Agreement, will be governed by, and construed under, the laws of the State of Delaware, without regard to any conflicts of laws principles that would apply the laws of any other jurisdiction.

6.8	The parties hereto hereby acknowledge that money damages would not be an adequate remedy if any such party failed to perform in a material respect any of its obligations under this Agreement, and accordingly the parties hereto hereby agree that in addition to any other remedy to which such party may be entitled at law or in equity, any party hereto will be entitled to obtain an order compelling specific performance, or enjoining violations, of any other party’s obligations under this Agreement, without any requirement that the party obtaining the order post a bond, and the parties hereto hereby agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, then no party hereto will raise the defense that there is an adequate remedy at law. No remedy will be exclusive of any other remedy to which a party may be entitled, and the remedies available to a party will be cumulative.

6.9	This Agreement may be amended, modified or supplemented only by a document in writing signed by Lennar and by MP CA Homes. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

6.10	This Agreement may be executed in two or more counterparts, each of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

6.11	From time to time, at the request of Lennar and without further consideration, MP CA Homes shall take such further action as may reasonably be deemed by Lennar to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6.12	The terms of Sections 9.12 and 9.15 of the Merger Agreement addressing exclusive jurisdiction and submission of jurisdiction and the waiver of jury trial hereby are incorporated into this Agreement mutatis mutandis.

6.13	Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.14	Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(Signatures on following page)

IN WITNESS WHEREOF, MP CA Homes and Lennar have executed this Agreement on the date shown on the first page.

MP CA HOMES LLC

By:	/s/ David Matlin

Title: CEO
Address:	c/o MatlinPatterson Global Advisers
520 Madison Avenue, 35th Floor
New York, NY 10022
Facsimile No.: (212) 651-4030
Email Address: matlin@matlinpatterson.com
Attention: David Matlin

LENNAR CORPORATION

By:	/s/ Richard Beckwitt

Name: Richard Beckwitt
Title: President
Address:

Facsimile No.:
Email Address:
Attention: